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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 26, 2003.

Registration No. 333-107817

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaPro BioTherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-1187753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
(303) 516-8500

(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Gordon H. Link, Jr.
Chief Financial Officer
NaPro BioTherapeutics, Inc.
4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
(303) 516-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas R. Stephens, Esq.
Bartlit Beck Herman Palenchar & Scott
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
(303) 592-3100

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2003

PROSPECTUS

NAPRO BIOTHERAPEUTICS, INC.

UP TO 6,500,000 SHARES OF
COMMON STOCK

UP TO 1,000,000 SHARES
OF PREFERRED STOCK

        NaPro BioTherapeutics, Inc. may offer from time to time up to 6,500,000 shares of its common stock and up to 1,000,000 shares of its preferred stock.

        Our common stock is quoted on Nasdaq SmallCap Market under the symbol "NPRO." On August 25, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.61 per share.

        Unless the context otherwise indicates, "common stock" refers to the common stock, $.0075 par value per share, of NaPro BioTherapeutics, Inc. and the associated Series B junior participating preferred stock purchase rights (currently traded with our common stock) and "preferred stock" refers to one or more series of preferred stock, par value $.001 per share, as the terms of such preferred stock may be set from time to time by our Board of Directors. Any or all of the above securities are referred to as "offered securities."

        We will provide specific terms of the offered securities to be sold in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus. We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

        We may sell the shares of common stock to or through one or more underwriters, dealers or agents. The names of the underwriters, dealers or agents, fees, commissions and discounts they will receive, as well as the net proceeds to us, will be set forth in supplements to this prospectus.

        Investing in the securities offered by the prospectus involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2003.

i

PROSPECTUS SUMMARY

        This summary highlights selected information about our company and the offered securities. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration process, we may offer the offered securities, from time to time, in one or more offerings up to a total of 6,500,000 shares of common stock and up to a total of 1,000,000 shares of preferred stock.

        This summary is not complete and does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the "Risk Factors" section, and the other documents we refer to and incorporate by reference for a more complete understanding of us and this offering. In particular, we incorporate important business and financial information in this prospectus by reference.

        This prospectus provides you with a general description of the shares we may offer. Each time we offer offered securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may include a discussion of risks or other special considerations applicable to the offered securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        All references to "NaPro," "we," "our" or "us" refer solely to NaPro BioTherapeutics, Inc. and its subsidiaries and not to the persons who manage NaPro or sit on its Board of Directors. All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders.

NAPRO

        NaPro BioTherapeutics, Inc. (NaPro) is a pharmaceutical company focused in three distinct areas:

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  the production and sale of paclitaxel, an approved cancer drug;

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  the development of novel, anti-cancer agents, and

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  the development of novel genomic technologies, primarily in the area of gene editing for applications in human therapeutics, diagnostics, agribiotechnology and pharmacogenomics.

        Historically, the primary focus of our business has been the production and sale of paclitaxel, a naturally occurring chemotherapeutic anti-cancer agent found in certain species of yew, or Taxus, trees, and a majority of NaPro's resources have been devoted to this endeavor. We have entered into marketing agreements with established pharmaceutical companies to assist us in gaining regulatory approvals, formulating, and marketing our paclitaxel. Our paclitaxel is currently approved for commercial sale in the U.S., Australia, Israel and more than 25 other countries in the Middle East, Asia and Latin America.

        On August 26, 2003, we announced that we entered into a definitive agreement to sell our worldwide polyethoxylated castor oil formulated injectable paclitaxel business to Faulding Pharmaceutical Co. for $71.7 million plus outstanding receivables. Faulding is a subsidiary of Mayne Group Limited. The completion of our sale of this business depends on the satisfaction or waiver of certain conditions to closing including, among other things, the affirmative vote of a majority of all outstanding shares of our common stock. As a result, while we anticipate closing the transaction in the fourth quarter of 2003, we cannot assure that this sale will occur. Polyethoxylated castor oil formulations are the only paclitaxel formulations currently approved by the FDA and other international regulatory agencies. Proceeds from the sale would be used to fund the development and commercialization of products based on NaPro's proprietary gene editing and oncology platforms, to retire approximately $21.7 million of debt and payables owed to Abbott Laboratories and for general corporate purposes. The sale would transfer all of the Company's assets related to the manufacture and sale of paclitaxel, which comprises a significant portion of the Company's total assets and its current operations. The assets to be sold include the Company's bulk paclitaxel leased manufacturing facilities, yew tree plantations (which includes related cultivation agreements, leases and yew trees owned by the Company), the Tzamal Pharma, JCR Pharmaceuticals Co., Ltd. and other contracts related to the paclitaxel business, regulatory filings, and patents and intellectual property relating to the manufacture and formulation of polyethoxylated castor oil formulated injectable paclitaxel and certain related liabilities. Upon the consummation of this sale, our existing development agreements with Faulding and Abbott will terminate. We will retain access to all of our intellectual property not directly related to the polyethoxylated castor oil paclitaxel formulations.

        In the field of genomics, we are engaged in the discovery, patenting, development and commercialization of a range of products using our proprietary gene editing technology. Employing this technology, we are developing products that specifically and precisely edit genes. By making small, highly controlled modifications to genes, we believe we can contribute to the prevention and treatment of many different types of disease. In the area of therapeutics, our efforts to date have been directed primarily to treatments for Sickle Cell Disease and Huntington's Disease. Both projects are currently in the pre-clinical stages of development. In addition, we are developing gene editing strategies for animals, plants, viruses and other microbes. Our proprietary gene editing technology also has application in the research reagent, genomics service and molecular diagnostic fields. We are currently assembling a portfolio of products and services, which we intend to offer to potential customers in these market segments.

        In December 2002, we acquired the genomics business of Pangene Corporation. The acquisition consisted primarily of patents and intellectual property relating to Pangene's homologous recombination technology and gene isolation and service business, physical assets, instrumentation, software, customer relationships and third-party licenses. In connection with this agreement, we acquired additional patents in January 2003.

        In the field of oncology, we are developing several compounds that we believe have potential as anti-cancer agents to treat a variety of cancers including small cell lung, prostate, pancreatic and colorectal cancers or squamous cell head and neck carcinomas. When referred to as "targeted oncology," these compounds consist of conjugates of a cytotoxic agent coupled to a peptide, which selectively and specifically targets certain types of tumor cells. Targeted delivery is designed to lower toxicity in normal tissue while increasing efficacy in tumor tissue by taking advantage of specific receptors on the tumor cells. We are testing these conjugates in various in-vitro and animal models, and are currently undertaking the development work necessary to introduce these agents into human clinical trials. It is our belief that coupling cytotoxic agents with targeting agents will lead to greater safety and efficacy when compared with the untargeted cytotoxic chemotherapy agents currently available on the market. These programs are being performed in collaboration with academic researchers under the direction of NaPro's drug development team.

        In addition to gene editing and oncology research and development activities, we are also evaluating the in-licensing or purchase of potential new products and/or technologies, whether or not those products or technologies are derived from natural products, are chemotherapeutic agents, or complement our gene editing technology. Our evaluation of new products and technologies may involve the examination of individual molecules, classes of compounds, or platform technologies, in both cancer and other therapeutic or nontherapeutic areas. Acquisitions of new products or technologies may involve the purchase of such products or technologies, or the acquisition of, or merger with, other companies.

        We are a Delaware corporation with our principal executive offices located at 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301. Our telephone number is (303) 516-8500. Our web site is located at www.naprobio.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

        NaPro BioTherapeutics, Inc., the NaPro BioTherapeutics, Inc. logo, and all other NaPro names are trademarks of NaPro BioTherapeutics, Inc. in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks of which we are not yet aware or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occurs, our business may suffer, the trading price of common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Combined Business Operations

  We have a history of net losses. We expect to continue to incur net losses, and we may not achieve or maintain profitability.

        We have incurred net losses each year since our inception, including net losses of approximately $16.6 million in 2000, $25.8 million in 2001 and $8.7 million in 2002. As of July 2, 2003, we had an accumulated deficit of approximately $108.6 million. We expect our operating losses to continue through at least the year 2003. Our research and development expenditures, cost of products sold, and general and administrative costs have exceeded our revenues to date, and we expect to spend significant additional amounts for purchase of raw biomass materials, product development and research and development activities. As a result, we will need to generate significant additional revenue to achieve profitability. Even if we do increase our revenue and achieve profitability, we may not be able to sustain or increase profitability.

  If we fail to obtain the capital necessary to fund our operations when needed, we may be forced to reduce or discontinue our operations.

        Pharmaceutical development is a costly and time-consuming process. We have limited resources and we may need to raise substantial additional financing in the future to continue our paclitaxel operations and to develop new products and technologies. The amount and timing of future capital expenditures will depend upon many factors, including:

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  the manufacturing cost of paclitaxel, in the event we are unable to sell this part of our business;

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  the development of new products and technologies;

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  the acquisition of new products and technologies;

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  the cost of manufacturing resources for new products and technologies;

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  the nature of our relationship with our strategic partners;

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  the progress of our research and development programs;

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  changes in manufacturing processes;

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  the magnitude and scope of these activities;

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  competing technological and marketing developments;

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  changes in or terminations of existing strategic relationships;

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  changes in facilities; and

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  changes in staffing levels.

        Depending on the factors described above, we may need to raise substantial additional funds. Further, we cannot be sure how much we will need to spend to develop, market and manufacture new products and technologies in the future. We may not have sufficient resources to develop any new products or technologies unless we are able to raise substantial additional financing on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. In addition to future equity and debt financing, we may obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, any one of which could adversely affect our business and results of operations. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations.

  If we are unable or fail to adequately protect our proprietary technologies, third parties may be able to use our technology, which could impair our ability to commercialize our products, and to compete in the marketplace.

        Our success depends in part on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products, including the intellectual property related to the formulations, methods of administration and uses of our paclitaxel and our manufacturing processes. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions. We may also incur substantial cost in asserting claims against, and defending claims asserted against us by, third parties to prevent the infringement of our patents and proprietary rights by others. Participation in such infringement proceedings may adversely affect our business and financial condition, even if the eventual outcome is favorable.

        We have applied and will continue to apply for patents covering our technologies, processes and products as and when we deem appropriate. However, these applications may fail to result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged or invalidated or fail to provide us with any competitive advantage.

  Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize paclitaxel or any future products.

        Our commercial success depends in part on our ability to avoid infringing patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to paclitaxel and any future products. Other parties have filed, and in the future are likely to file, patent applications covering the extraction, preparation, formulation, administration and production of natural, semisynthetic and synthetic paclitaxel and other taxanes and other technologies we are developing. If patents covering technologies required by our operations are issued to others, we may have to rely on licenses from third parties, which may not be available on commercially reasonable terms, or at all.

        Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that our use of such technologies infringes their patents. Regardless of their merit, such claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any such claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may need to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. If we were unable to obtain such licenses, our ability to develop and commercialize our products would be significantly impaired and our business and financial condition would be materially harmed. In addition, we could incur substantial cost in defending and indemnifying our strategic partners in patent infringement or proprietary rights violation actions brought against them relating to their development and commercialization of our products, including paclitaxel.

  If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

        Our business exposes us to potential product liability risks, which are inherent in the testing, manufacture, marketing and sale of pharmaceutical products. Product liability claims might be brought against us by consumers or health care providers or by pharmaceutical companies or others, including our strategic partners, selling our products. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit commercialization of our present products and future product candidates. We currently maintain product liability insurance in the amount of $10 million per policy year, and may increase coverage as a result of the approval of our paclitaxel for commercial sale in the United States or Europe. However, insurance coverage is becoming increasingly expensive, and we do not know whether we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim brought against us in excess of our insurance coverage or a product recall could adversely affect our business, results of operations and financial condition.

  Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will limit our ability to generate revenue and become profitable.

        Our paclitaxel and other potential products and technologies may not achieve market acceptance among physicians, patients or the medical community in the United States or any other primary world market, including Europe, in which our products may be approved for commercial sale. The degree of market acceptance will depend on a number of factors, including:

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  the establishment and demonstration in the medical community of the safety and efficacy of our paclitaxel and other potential products and technologies;

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  convenience, ease of use and cost-effectiveness of our paclitaxel in comparison to existing formulations of paclitaxel currently on the market;

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  pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators; and

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  the effectiveness of our strategic partners' sales and marketing efforts.

        Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend our paclitaxel or other potential products or technologies.

  Common marketing practices such as returns, allowances and charge-backs and marketing programs adopted by wholesalers may reduce our revenue in subsequent periods.

        Many pharmaceutical industry manufacturers have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, manufacturers give customers credits on products that the customers hold in inventory after decreases in the market prices of these products. Therefore, if new competitors enter the marketplace and significantly lower the price of our products, we could be at risk of having to provide significant credits that could reduce our revenue and gross margin. Like our competitors, our strategic partners also may give credits for charge-backs to wholesale customers that have contracts with them for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A charge-back is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product. Although we establish allowances based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our allowances are adequate or that actual product returns, inventory allowances and charge-backs will not exceed our estimates.

  We may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

        Our paclitaxel or potential products may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell these products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from health maintenance organizations, other private insurance plans, governmental programs such as Medicare, and other third-party payors. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. There have been a number of federal and state proposals in the United States to implement government controls on pricing and other efforts to reduce the cost of health care, including proposals to reform health care or reduce government insurance programs. Our business is affected by these efforts and these efforts could adversely affect prices of our products. In addition, government pricing controls exist in varying forms in other countries. The emphasis on managed care in the United States has also increased and will likely continue to increase the pressure to reduce the prices of pharmaceutical products. We cannot predict whether any of these proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

  We expect that we will face intense competition, which may limit our ability to become profitable.

        Our competitors may develop more effective or more affordable products and technologies, or commercialize products earlier than we do, which would limit the prices that we could charge for the products that we are able to market, and prevent us from becoming profitable. We expect increased competition from fully integrated pharmaceutical companies and more established biotechnology companies. Most of these companies have significantly greater financial resources and expertise than we do in the following:

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  research and development;

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  preclinical studies and clinical trials;

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  obtaining regulatory approvals;

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  manufacturing; and

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  marketing and distribution.

        Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies or other organizations. Academic institutions, government agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

  The loss of our Chairman and Chief Executive Officer, Leonard P. Shaykin or other key executives, could severely harm our business.

        We are highly dependent upon the services of a limited number of key executives. We have an employment agreement with Mr. Shaykin and certain other of these key executives. The employment agreements can be terminated by either party under certain circumstances. The loss of the services of one or more of these executives could have a material adverse affect on our business, financial condition and results of operations.

  We may be unable to attract and retain the qualified employees we need to be successful.

        We are highly dependent on members of our staff that lead or play critical roles in our manufacturing, research and development efforts. The loss of any of these persons, or our inability to recruit additional personnel necessary to our business, could substantially impair our research and development efforts and impede our ability to develop and commercialize any of our products. Recruiting and retaining qualified technical and managerial personnel will also be critical to our success. Demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for these people can be high. We will lose certain qualified technical and other personnel to Faulding in connection with the sale of our paclitaxel business and may lose personnel to other competitors as a result of the sale. In addition, we rely on consultants and advisors to assist us in formulating our research and development strategy. Some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us.

  We rely on independent, third-parties to perform certain services for us and any interruption or termination of these arrangements may adversely affect our business.

        We rely on independent, third-party contractors to provide certain services. ChromaDex provides us with certain technical and analytical services. Other contractors handle our U.S. and international regulatory affairs, manage certain aspects of our clinical development and process taxus biomass materials. Our outsourcing of certain functions to independent, third parties poses the following risks:

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  our contracts with independent contractors may expire or be terminated, and we may not be able to replace them;

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  some of our arrangements with contractors are not governed by long-term, written contracts, including our arrangement regarding taxus biomass processing;

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  a contractor may not commit sufficient resources to the project;

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  a contractor may file for bankruptcy protection or otherwise lack sufficient resources to perform all of its obligations under our agreement;

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  the terms of our contracts with contractors may not be favorable to us;

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  disputes with our contractors may arise, leading to delays in or termination of the development or commercialization of our products or resulting in significant litigation or arbitration proceedings; and

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  contracts with our strategic partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform.

        The failure of our third-party contractors to provide services to us in a timely manner could materially harm our business and financial condition.

  We may be unable to renew or extend the leases on our leased facilities.

        We lease space for executive offices, research and development, warehousing and commercial manufacturing. We plan to terminate a lease for office, research and development and commercial manufacturing in Boulder, Colorado during 2003. Other leases begin expiring as early as December 2003. We may be unable to renew or extend existing leases or replace leases with new agreements on acceptable terms. If we are unable to renew existing leases and need to move our operations out of an existing facility, we may incur significant expense and experience substantial disruption to our operations which could adversely affect our business, financial condition and results of operations.

  Future sales of common stock may dilute our stockholders.

        We may sell the common stock covered by this prospectus in one or more transactions at prices and in a manner we determine from time to time. If we sell the common stock in more than one transaction, stockholders who purchase stock covered by this prospectus may be materially diluted by subsequent sales that are also covered by this prospectus. In addition, we may sell common stock from time to time in the future in transactions not covered by this prospectus. Such sales may also result in material dilution to our stockholders.

  Our stock price may be volatile, and your investment in our stock could decline in value.

        The market price of our common stock has been and is likely to continue to be highly volatile. For example, during the fiscal year ended December 31, 2002, the closing sales price of our common stock as quoted on the Nasdaq National Market fluctuated from a low of $0.61 to a high of $12.10 per share. In addition, during the current fiscal year to date, the closing sales price of our common stock has fluctuated from a low of $0.30 on February 19, 2003 (when our common stock was still traded on the Nasdaq National Market) to a high of $3.08 per share on June 9, 2003 (on the Nasdaq SmallCap Market). In the future, our stock price could be subject to wide fluctuations in response to many factors and events, including the following:

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  whether the sale of our paclitaxel business to Faulding is consummated;

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  whether the proceeds of the sale of our paclitaxel business to Faulding, if realized, will be sufficient to fund our strategic plans for the development and commercialization of products based on our gene editing and targeted oncology platforms;

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  announcements by us or our competitors of research and development events;

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  quarterly fluctuations in our revenue and financial results;

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  approvals, delays in approvals, or non-approvals of our products in the primary world markets outside the United States, including Europe;

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  entrance of other competitors in the paclitaxel market;

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  introductions of new products by us or our competitors;

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  adverse results or delays in clinical trials;

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  regulatory developments in both the United States and foreign countries;

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  developments or disputes concerning our patents and other proprietary rights;

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  developments in our relationships with current or future strategic partners or customers;

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  offers and sales of substantial amounts of our common stock in the public market; and

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  general and various factors affecting the biotechnology or pharmaceutical industries.

        In addition, the stock market in general, and the Nasdaq SmallCap Market and the market for technology companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuers. Further, there has been particular volatility in the market prices of securities of pharmaceutical companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against these companies. Any litigation instituted against us could result in substantial cost and a diversion of management's attention and resources, which could seriously harm our ability to achieve profitability.

  If we fail to continue to meet all applicable Nasdaq SmallCap requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

        Our common stock is listed on the Nasdaq SmallCap Market. In order to maintain our listing, we must meet minimum financial and other requirements. Currently, we meet all of the listing maintenance standards for the Nasdaq SmallCap Market. However, this may not continue to be the case. One of the Nasdaq SmallCap maintenance standards requires issuers to have either a minimum stockholders' equity requirement of $2.5 million or a minimum market value of listed securities of $35.0 million. As of July 2, 2003, our stockholders' equity was $2.5 million and the market value of our common stock outstanding was $49.1 million.

        An additional Nasdaq requirement is that the bid price of an issuer's common stock must remain above $1.00 per share. On January 28, 2003, the Nasdaq staff notified us that the bid price of our common stock had closed below the required $1.00 per share for 30 consecutive trading days, and, accordingly, that we did not comply with Nasdaq's marketplace rule 4450(a)(5). We were provided 180 calendar days to regain compliance with this requirement, and we reestablished compliance on June 12, 2003, when our common stock maintained a bid price of greater than $1.00 for 10 consecutive business days. We cannot ensure that the bid price will remain over $1.00 per share. As of August 25, 2003, the bid price of our common stock was $1.61.

        If we are unable to comply with Nasdaq's listing standards, Nasdaq may determine to delist our common stock from the Nasdaq SmallCap Market. If Nasdaq made a determination to delist our common stock, the delisting procedure would involve a process beginning with Nasdaq's notification and would include a hearing and the possibility of appeal. There is no assurance that at the end of this process our common stock would continue to be listed on the SmallCap Market. If our common stock were delisted for any reason, it could reduce the value of our common stock and its liquidity. Delisting could also adversely affect our ability to obtain financing for the continuation of our operations or to use our common stock in acquisitions. Delisting could result in the loss of confidence by suppliers, customers and employees.

  We have implemented anti-takeover provisions that may reduce the market price of our common stock.

        Our certificate of incorporation and bylaws provide that the board of directors will be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Stockholders may take action only at a stockholders' meeting and not by written consent. Certain provisions of our certificate of incorporation and bylaws, including the provisions providing for a classified board of directors, may not be amended without the vote of at least 80% of the voting power of all of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide that stockholders wishing to nominate a director at an annual meeting or at a special meeting called for the purpose of electing directors or to bring business before any meeting of stockholders must comply with strict advance written notice provisions. Our bylaws also provide that special meetings of stockholders may be called only by the chairman of our board of directors, or certain of our officers, or by resolution of our directors.

        These provisions of our certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. We also intended these provisions to discourage certain types of transactions that may involve an actual or threatened change of control. We designed these provisions to reduce our vulnerability to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy contests. These provisions, however, could also have the effect of discouraging others from making tender offers for our shares. As a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

        We are permitted to issue shares of our preferred stock without stockholder approval upon such terms as our board of directors determines. Therefore, the rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have a dilutive effect on the holdings of our current stockholders.

        In November 1996, we adopted a stockholder rights plan and distributed a dividend for each share of common stock. This dividend took the form of a right, which entitles the holders to purchase one one-hundredth of a share of a new series of junior participating preferred stock, Series B. The stockholder rights plan was amended and restated in September 2001. In certain events after the rights become exercisable they will entitle each holder, other than the acquirer, to purchase, at the rights' then current exercise price (currently set at $60), a number of shares of common stock having market value of twice the right's exercise price or a number of the acquiring company's common shares having a market value at the time of twice the rights' exercise price. The adoption of the rights plan makes it more difficult for a third party to acquire control of us without the approval of our board of directors.

        We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Risks Related to our Paclitaxel Operations

        We have announced that we entered into a definitive agreement to sell our paclitaxel business to Faulding. However, we are currently operating our paclitaxel business and, if we are unable to consummate the sale of our paclitaxel business to Faulding, we would continue to operate this business for the foreseeable future. In light of the foregoing, you should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision.

  The failure to sell our paclitaxel business may delay or impair our ability to develop other products or product candidates, advance our other businesses or retire our debt.

        On August 26, 2003, we announced that we have entered into a definitive agreement to sell our worldwide polyethoxylated castor oil formulated injectable paclitaxel business to Faulding for $71.7 million plus outstanding receivables. This paclitaxel formulation is our first product approved for commercial sale. Proceeds from the sale would be used to fund the development and commercialization of products based on NaPro's proprietary gene editing and oncology platforms, to retire approximately $21.7 million of debt and payables owed to Abbott, and for general corporate purposes. The sale would transfer all of the Company's assets related to the manufacture and sale of paclitaxel, which comprises a significant portion of the Company's total assets and its current operations. The assets to be sold include the Company's bulk paclitaxel leased manufacturing facilities, yew tree plantations (which includes related cultivation agreements, leases and yew trees owned by the Company), the Tzamal, JCR and other contracts related to the paclitaxel business, regulatory filings, patents and intellectual property relating to the manufacture and formulation of polyethoxylated castor oil formulated injectable paclitaxel and certain related liabilities. The completion of our sale of this business depends on the satisfaction or waiver of certain conditions to closing including, among other things, the affirmative vote of a majority of all outstanding shares of our common stock. While we anticipate closing the transaction in the fourth quarter of 2003, the timing of the sale of the paclitaxel business is not certain at this time, and we cannot assure you that any transaction will occur. If we are unable to sell our paclitaxel business to Faulding or another party for an adequate and acceptable price, we may not have sufficient funds to advance our other businesses or develop other products and technologies, including the therapeutic products based on the gene editing and oncology platforms. In addition, the failure to sell the paclitaxel business may prevent us from retiring the approximately $21.7 million of debt and payables we owe to Abbott. Furthermore, we cannot assure you that the proceeds from the sale of our paclitaxel business to Faulding, if realized, will be sufficient to fund our strategic plans to develop and commercialize additional profits.

        In February 2002, we sold privately $8.0 million of common stock and $8.0 million principal of five-year 4% debentures to TL Ventures V L.P. and TL Ventures V Interfund L.P. A representative of TL Ventures has recently asserted that TL Ventures will have the right to cause us to redeem these debentures if we complete the sale of our paclitaxel business. We do not agree with TL Venture's assertion and we are discussing with TL Ventures a resolution of this matter. If we were required to redeem TL Venture's debentures from the proceeds of the sale of the paclitaxel business, the amount of the proceeds would be reduced accordingly and our ability to apply the proceeds to the benefit of our oncology and gene editing technologies would be reduced.

  Political, economic or regulatory events in foreign countries may limit our ability to generate revenue and may otherwise adversely affect our profitability.

        For the year ended December 31, 2002, sales of paclitaxel into foreign markets accounted for approximately 27% of our revenue. We anticipate that a significant portion of our revenue in the future will continue to be derived from sales of our products in foreign markets, thus subjecting us to many risks associated with conducting business in foreign countries, including economic or political instability, shipping delays, changes in foreign regulatory laws governing sales of drugs, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could significantly impair our ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could also adversely affect our business and results of operations.

  Our dependence on strategic partners for the development and marketing of paclitaxel may delay or impair our ability to generate significant revenue and may otherwise adversely affect our profitability.

        We rely on Abbott, Mayne, Tzamal and JCR for clinical and regulatory development and commercialization of paclitaxel in their respective territories, other than in Europe, including conducting clinical trials and preparing and filing regulatory submissions. In Europe, we are responsible for the clinical and regulatory development activities and intend to rely on Mayne for the commercialization and marketing of paclitaxel. Our reliance on strategic partners poses the following risks:

  •
  we may have disputes with our strategic partners that adversely affects our relationship with them;

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  our contracts with strategic partners may expire or be terminated, and we may not be able to replace them;

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  a partner involved in the development of paclitaxel may not commit enough capital or other resources to successfully develop or commercialize our products;

  •
  the terms of our contracts with strategic partners may not be favorable to us;

  •
  our strategic partners may not pursue further development and commercialization of our products;

  •
  a strategic partner may not commit enough resources to the marketing and distribution of our products;

  •
  disputes with our strategic partners may arise, leading to delays in or termination of the development or commercialization of our products or resulting in significant litigation or arbitration proceedings;

  •
  contracts with our strategic partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform;

  •
  our strategic partners could independently develop, or develop with third parties, drugs that compete with our products; and

  •
  our strategic partners could turn their focus away from oncology.

        There is a great deal of uncertainty regarding the success of our current and future strategic efforts. The failure of these strategic efforts would materially harm our business and financial condition and could force us to discontinue operations.

        In July 2003, Abbott announced that it had entered into an agreement to sell its shares of our stock and the assets relating to our paclitaxel business to Mayne. Mayne then announced that any agreement to acquire our stock from Abbott and Abbott's paclitaxel assets was contingent upon Mayne acquiring our paclitaxel business. On August 26, 2003, we announced that we entered into a definitive agreement to sell our paclitaxel business to Faulding, a subsidiary of Mayne. In addition, we understand that Faulding has agreed to acquire Abbott's marketing and distribution rights for our paclitaxel in North America and, along with it, Abbott's holdings of our common stock. There can be no assurance that any of the transactions contemplated by these agreements will be consummated.

  If we or our strategic partners fail to obtain regulatory approval for the sale of paclitaxel in the primary world markets outside the United States, our ability to generate significant revenue and become profitable may be impaired.

        The success of our business depends, in part, on our ability, alone or with our strategic partners, to obtain regulatory approvals for the commercialization of paclitaxel in the primary world markets outside the United States, including Europe and Japan. If a foreign regulatory agency believes that we or our partners have not sufficiently demonstrated the safety or efficacy of our paclitaxel, it will not approve our paclitaxel for commercial sale or will require additional studies that can be time consuming and expensive. Failure to receive these approvals or delays in such receipt could prevent or delay commercial introduction of our paclitaxel in the primary world markets outside the United States, including Europe and Japan, and could impair our ability to generate significant revenue and become profitable.

  If we or our strategic partners fail to maintain regulatory approval for the sale of paclitaxel in the United States or any other primary world market in which our paclitaxel may be approved for commercial sale, our business and financial condition could be materially harmed.

        Following approval of our paclitaxel, we and our partners must comply with comprehensive governmental regulations regarding how we manufacture, market and distribute our paclitaxel. If we or our partners fail to comply with these regulations, regulators could force us to withdraw our paclitaxel from the market or impose other penalties or requirements, any of which could materially harm our business and financial condition.

  If we are unable to maintain access to a stable, long term supply of yew trees, yew biomass and crude paclitaxel extract for use in the production of paclitaxel, our business and financial condition would be materially harmed.

        To produce paclitaxel, we must have access to a stable, long-term supply of yew trees, other sources of yew biomass, such as needles and limbstock from yew trees, and crude paclitaxel extract. Yew trees, yew biomass and crude paclitaxel extract are difficult to obtain, and in many instances, we obtain these raw materials from a limited number of third party domestic and foreign suppliers. Restrictions imposed by foreign governments have impaired and may continue to impair our ability to import raw materials from foreign suppliers. In addition, our third party suppliers may be unwilling or unable to meet our future demands. Interruptions in supply or scarcity of raw materials could result in delays in production, higher raw material cost and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. If we do not sell our paciltaxel business, any significant interruption of supply of these raw materials could materially harm our business and financial condition.

  If we or our manufacturing contractors are unable to produce paclitaxel in sufficient quantities, on a timely basis and at an acceptable cost, we may be unable to meet demand for our paclitaxel and lose potential revenue.

        Since inception, we have produced paclitaxel only in quantities necessary for limited commercial sales by Abbott, Mayne, Tzamal, and for research and development. We and our manufacturing partners may be unable to produce paclitaxel in sufficient quantities to support extensive commercial sales in the United States or any other primary world market in which our paclitaxel may be approved for commercial sale.

        The manufacture of paclitaxel occurs in three steps. First, crude paclitaxel is extracted from yew trees and yew biomass materials we grow or purchase from others. Second, the crude paclitaxel extract is isolated and purified. In the final step, the resulting active drug substance is formulated for final packaging. In cases where we do not purchase crude paclitaxel extract from third party suppliers, we rely on third party manufacturers to extract crude paclitaxel from our yew trees and yew biomass materials. If we are unable to purchase sufficient quantities of crude paclitaxel extract from our third party suppliers or if our manufacturing partners fail to supply our requirements on a timely and cost-effective basis, our ability to supply our strategic partners' commercial needs and to commercialize paclitaxel in the primary world markets will be significantly impaired. In addition, only a limited number of contract manufacturers are both capable of processing crude paclitaxel extract and complying with current federal good manufacturing practices regulations. If our manufacturing partners fail to supply our requirements, we may not be able to enter into manufacturing agreements with other suppliers of crude paclitaxel extract on commercially acceptable terms and, even if we do, any manufacturers with which we contract may not be able to deliver crude paclitaxel extract in appropriate quantity.

        Once we obtain the crude paclitaxel extract from our third party suppliers or manufacturing partners, we isolate and purify the crude paclitaxel extract into active drug substance at our manufacturing facilities in Boulder, Colorado. We also rely on our manufacturing partners to manufacture the final dosage form of our paclitaxel. If we or our contract manufacturers fail to operate our facilities in accordance with current federal good manufacturing practices regulations, we may be unable to supply our strategic partners' commercial requirements in a cost-effective or timely manner. The manufacture of paclitaxel is complex, and it may be difficult to secure an alternative manufacturer of active drug substance in a timely manner or on an economical basis if we fail to operate our facilities in accordance with applicable requirements. Any failure to supply our strategic partners' commercial requirements on a timely and cost-effective basis would impair our ability to commercialize paclitaxel in the primary world markets and to generate revenue and become profitable if we do not sell our paclitaxel business.

        In order to increase our production capacity, we are currently developing a semisynthetic process for the manufacture of paclitaxel. This process is designed to convert other taxanes found in yew trees (which would otherwise be waste byproducts) into paclitaxel, thereby increasing our yield of paclitaxel from the same quantity of yew biomass. If we successfully develop a semisynthetic process and receive the required regulatory approvals, we intend to modify our manufacturing facilities to accommodate this process or outsource semisynthetic manufacturing. The modification of our manufacturing facilities and the use of contract manufacturers are subject to all of the risks described above. The sale of our paclitaxel operations will include the semisynthetic process we are developing.

  Increased competition has resulted in recent declines in the price of paclitaxel and these declines, or continuing future price declines, could adversely affect our ability to generate significant revenue and our strategic partners' incentive to compete.

        The biopharmaceutical industry is an expanding and rapidly changing industry characterized by intense competition for product sales, financing, executive talent and intellectual property. In the paclitaxel market, we compete with all entities developing and producing therapeutic agents for cancer treatment, many of whom have much greater capital resources and research and development capabilities.

        The market for paclitaxel is currently dominated by Bristol-Myers Squibb Company, which has announced worldwide sales of Taxol®, its formulation of paclitaxel, of $1.1 billion in 2001 and $857 million in 2002. Taxol® is currently approved for commercial sale in the United States, Europe, Canada, Australia and many additional countries. We expect Bristol to compete intensely to maintain its dominance of the paclitaxel market. In addition, Aventis SA has developed a proprietary analog of paclitaxel, docetaxel, which is marketed under the trademark Taxotere®. Taxotere® competes with paclitaxel in several cancer indications, and is currently approved for commercial sale in the United States, Europe, Canada, Australia and other countries. Finally, the FDA has approved several generic versions of paclitaxel. In addition to us, IVAX Corporation and Mylan Laboratories, Inc. have approval to sell generic paclitaxel in the United States, and we believe these companies are seeking similar approvals in Europe and other parts of the world. We are also aware of other pharmaceutical companies that are in the process of developing generic paclitaxel in the United States and elsewhere. As a result, competition in the paclitaxel market may limit our ability to generate significant revenue and become profitable from the sale of paclitaxel.

        The U.S. market for paclitaxel has experienced significant declines in the price of paclitaxel and revenue from sales of paclitaxel due to generic competition. Bristol was the only pharmaceutical company selling paclitaxel in the United States prior to 2000. Bristol reported that its U.S. sales of paclitaxel dropped from $959 million in 2000 to $463 million in 2001 to $138 million in 2002, an 86% decrease, as Bristol's first competitors entered the U.S. market. For the quarter ended March 31, 2003, Bristol reported U.S. sales of paclitaxel of only $17 million. IVAX entered the U.S. market for paclitaxel in October 2000. In March 2003, IVAX reported that it was experiencing increased competition for paclitaxel resulting in pricing and volume pressures that negatively impacted its revenues and gross profits. Currently, there are four companies, including us, selling paclitaxel in the United States. As additional competitors enter the market, the price of paclitaxel and revenue from sales of paclitaxel may decline further. In addition, the introduction of new chemotherapeutic drugs in the future could have a material adverse effect on the U.S. market for paclitaxel.

        We expect market effects in Europe similar to those occurring in the United States. Currently, Bristol is the only pharmaceutical company selling paclitaxel in Europe. However, we are aware of several other companies, including us, actively seeking regulatory approval to market and sell paclitaxel in Europe. We also anticipate that one or more new chemotherapeutic drugs may be approved for sale and marketed in Europe in the next several years. As a result, the combined effects of generic competition in the paclitaxel market as well as the development of alternative therapies may cause a significant decline in the price of paclitaxel and erosion of market share for those marketing paclitaxel.

If the price of paclitaxel declines in Europe as it has in the United States, the economics of our European agreement with Mayne may cause Mayne either to seek to renegotiate the price of paclitaxel sold under the agreement or to terminate the agreement as to affected markets before the expiration of the agreement's initial 12 year term. If we were to renegotiate the price at which paclitaxel is sold under the agreement or the agreement is so terminated, we could have to develop an alternative European marketing arrangement or our ability to generate revenue from the sale of paclitaxel in Europe could be significantly delayed or impaired. Our sales efforts in Europe may also be affected by the July 2002 decision of the European Patent Office, Opposition Division, that NaPro's currently issued paclitaxel formulation patent in the European Patent Convention is invalid, although we are appealing and we believe that this decision will not affect our revenues or earnings through calendar year 2003.

  If we and our strategic partners fail to market our paclitaxel successfully against our competitors' paclitaxel, we may be unable to secure or maintain our market share.

        Many of our competitors in the paclitaxel market, most notably Bristol, Aventis and IVAX, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than we do. We have no sales, marketing or distribution capability. For the foreseeable future, we intend to rely primarily on strategic partners to market our paclitaxel. Such partners, however, may not have effective sales forces and distribution systems. If we are unable to maintain or establish such relationships and are required to market our paclitaxel directly, we will have to develop our own marketing and sales force with the appropriate technical expertise and with supporting distribution capabilities. We may not be able to maintain or establish such relationships with third parties or develop in-house sales and distribution capabilities. To the extent that we may depend on our strategic partners or third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such partners or third parties. Such efforts may not be successful, and we will not be able to control the amount and timing of resources that such strategic partners or third parties devote to our paclitaxel. The inability of our strategic partners to market our paclitaxel successfully against other paciltaxel or competing products could erode our market share and could adversely affect our ability to generate significant revenue and become profitable.

  New cost effective methods of harvesting or manufacturing paclitaxel or other technological developments could also result in our paclitaxel becoming less attractive or obsolete.

        The process involving extracting, isolating and purifying paclitaxel as well as to other related technologies have undergone and are expected to continue to undergo rapid and significant change. Our competitors may succeed in developing new harvesting or manufacturing methods that are more effective or less costly than any that we may develop and may gain regulatory approval of products using those methods before we do. Many companies and research institutions are seeking means to obtain paclitaxel and other taxanes from yew trees, yew biomass materials and other sources in order to increase paclitaxel yields and reduce the cost of raw materials and processing. In addition, we are aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances semisynthetically. The development of a cost-effective means to fully synthesize paclitaxel in commercial quantities or the manufacture of taxane derivatives or analogs or new compounds that are more effective than paclitaxel in treating cancer could seriously impair our ability to compete in the paclitaxel market. In addition, our competitors may make rapid technological developments which may result in our paclitaxel becoming obsolete, before we can recover the expenses incurred. The introduction of less expensive or more effective drug discovery and development technologies, may also make our paclitaxel obsolete. We may not be able to make the necessary enhancements to our technology to compete successfully with newly emerging technologies.

  If we are unable or fail to adequately protect our patents and trade secrets related to our paclitaxel, third parties may be able to use our technology, which could impair our ability to compete in the paclitaxel market.

        Much of our proprietary technology related to our paclitaxel is not protected by patents and is held by us as trade secrets. Our success will depend in part on our ability to protect our trade secrets relating to extracting, isolating and purifying paclitaxel as well as to other technology. We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our employees and with third parties to whom we divulge proprietary information, to protect the processes, concepts, ideas and documentation associated with our technologies, including our paclitaxel production processes. However, our employees or third parties to whom we divulge proprietary information may breach these agreements, we may not have adequate remedies for any such breach, or our trade secrets may become known by our competitors through other means. If we are unable to maintain our trade secrets for our exclusive use, our business could be materially harmed.

        In June 2001, we filed a patent infringement suit together with Abbott, as co-plaintiff, in the United States District Court for the Western District of Pennsylvania against Mylan Laboratories, Inc. The suit, as amended, alleges infringement of U.S. Patent numbers 5,733,888, 5,972,992, 5,977,164, 6,140,359 and 6,306,894, all of which relate to our paclitaxel. Mylan has asserted defenses that if successful, would result in the invalidity or unenforceability of our patents. A finding of invalidity or unenforceability of these patents would allow our competitors and other third parties to use the intellectual property covered by such patents in the jurisdiction of the European Patent Office. This would adversely affect our business and seriously impair our ability to compete in the paclitaxel market in that jurisdiction. In addition, in July 2002, the European Patent Office, Opposition Division, ruled that NaPro's currently issued paclitaxel formulation patent in the European Patent Convention is invalid. We have appealed this ruling and expect the appeal to be heard within the next 24 to 36 months. We do not believe this decision will have any effect outside of the jurisdiction of the European Patent Office; nor will it affect our ability to enter the market in Europe as regulatory approvals are received. We also do not believe this patent decision will affect our revenues or earnings through calendar year 2003.

Risks Related to Our Potential Products and Technologies

        In light of our decision to sell our paclitaxel business to Faulding, you should carefully consider the following risk factors related to our other potential products and technologies, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision.

  The sale of our paclitaxel business could adversely affect our ability to achieve profitability.

        We rely on sales of paclitaxel to generate cash flow to fund a portion of our research and development and our other operations. In the fiscal year ended December 31, 2002, our paclitaxel business generated product sales of approximately $34.2 million and license fees of approximately $8.9 million. If we complete the announced sale of our paclitaxel business to Faulding, our ability to generate sufficient sales to support our operations would depend primarily upon our development and commercialization of gene editing and oncology or other products or technologies, both of which are in the early developmental stages, the success of which cannot be assured.

        Our strategy for the paclitaxel program has been to form strategic alliances through long-term exclusive agreements with established pharmaceutical companies. In 1999, we entered into an exclusive collaborative agreement of up to 20 years covering the U.S. and Canada with Abbott. Under the terms of our agreement, we may receive total funding of up to $118.0 million in the form of up to $30.0 million in development milestones, up to $57.0 million in marketing milestones, $20.0 million in secured debt, and $11.0 million in equity investments. Through April 2, 2003, and excluding product sales, we received $40.0 million under the agreement, including $11.0 million in equity investments in exchange for 2,000,000 shares of our common stock, $9.0 million in development milestones, and $20.0 million in secured debt. Additional development milestones will only be available should we or Abbott undertake and successfully complete new development work, which is not currently anticipated. Given the current pricing of paclitaxel, we believe that the majority, if not all, of the milestones for the payment of up to $57 million of marketing milestone payments are unlikely to be achieved.

        In addition, we have entered into an agreement with Mayne for the clinical development, finishing, sale, marketing and distribution of paclitaxel. The agreement with Mayne covers sales of paclitaxel to substantially all of the world other than the U.S., Canada, Japan, Israel, the former Soviet Union and parts of Africa. We have also entered into an exclusive supply and development agreement with Tzamal for the development and distribution of paclitaxel in Israel and an exclusive development, supply and distribution agreement with JCR for paclitaxel in Japan.

        If the sale of our paclitaxel operations to Faulding is consummated, we would no longer be entitled to any future milestone payments from Abbott or any payments under any of the other agreements for the other development, distribution and/or sales agreements. Our inability to secure future payments from new strategic partners could adversely affect our ability to achieve profitability or to generate sufficient sales to support our ongoing research and development projects or our capital expenditures and operations. If we are unable to generate sufficient sales to support research and development and fund capital expenditures and operations, we may seek additional capital. We cannot assure that we will be able to obtain such capital on terms which are acceptable to us.

        In addition, the structure of the sale of our paclitaxel business and the specific assets and operations to be sold could adversely affect our business. The terms of the proposed sale to Faulding include contingent obligations for us related to matters arising after the closing. In addition, the sale of our pacilitaxel business will result in the transfer of personnel or assets that are material to our future operations. In the event the sale of our paclitaxel operations is consummated and results in the transfer of key personnel or assets to the purchaser of the paclitaxel business, our ability to replace these individuals or assets on terms acceptable to us is uncertain. The inability to replace key personnel and assets necessary for our future operations could have a material adverse affect on our business, financial condition and results of operations.

  Because our product candidates and technologies are in an early state of development, there is a high risk that they may never be commercialized.

        Since inception, we have devoted substantially all our efforts to the development and implementation of our proprietary extraction, isolation, purification and semisynthetic technologies for the production of paclitaxel. Other than paclitaxel, we do not have any product candidates that have received regulatory approval for commercial sale, and we face the risk that none of our other product candidates will ever receive regulatory approval. In addition, any products that we develop may not be economical to manufacture on a commercial scale. Even if we develop a product that becomes available for commercial sale, we cannot be certain that consumers will accept the product. All of these other product candidates are in early stages of development. We do not expect any of our prospective products or technologies, to be commercially available for at least several years. As results of future stages of clinical trials become available and are evaluated, we may decide at any time to discontinue any further development of one or more of our potential products.

  We may be required to rely on strategic partners for the development, marketing and manufacturing of future products and technologies which may delay or impair our ability to generate significant revenue and may otherwise adversely affect our profitability.

        We may rely on strategic partners for the development, marketing and manufacturing of future products and technologies. Our reliance on strategic partners poses the following risks:

  •
  it may be difficult to successfully negotiate agreements with potential strategic partners on terms acceptable to us;

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  any contracts with strategic partners may expire or be terminated and we may not be able to replace them;

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  a partner involved in the development of new products or technologies may not commit enough capital or other resources to successfully develop or commercialize these products or technologies;

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  our strategic partners may not pursue further development and commercialization of our products;

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  a strategic partner may not commit enough resources to the marketing and distribution of our products;

  •
  disputes with our strategic partners may arise, leading to delays in or termination of the development or commercialization of our products or resulting in significant litigation or arbitration proceedings;

  •
  contracts with our strategic partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform;

  •
  our strategic partners could independently develop, or develop with third parties, drugs which compete with our products;

  •
  our strategic partners could turn their focus away from gene editing, oncology or other areas of our research and development, as the case may be;

  •
  our strategic partners who may manufacture future products could fail to operate their facilities in accordance with federal good manufacturing practices regulations; and

  •
  third-party manufacturers may be unable to manufacture products in a cost-effective or timely manner.

        There is a great deal of uncertainty regarding the success of our current and future strategic efforts related to potential products and technologies. The failure of these strategic efforts would materially harm our business and financial condition and could force us to discontinue operations.

  Our efforts in developing our gene editing technology may be unsuccessful and could adversely affect our financial position.

        In November 2000, we entered into a license agreement with the University of Delaware and Thomas Jefferson University for exclusive, worldwide rights to certain patents and other intellectual property relating to the use of proprietary molecules for the editing of genes in humans, animals, plants, viruses and microbes. To date, most of our experience in the research and development of pharmaceutical products has been focused on the oncology industry in general and paclitaxel in particular. Our efforts to develop our gene editing technology involve many risks, including:

  •
  our ability to successfully develop and commercialize any products using our gene editing technology;

  •
  our ability to obtain rights to other technologies that may be necessary to develop our gene editing technology;

  •
  competition in the field of genomics; and

  •
  possible adverse events in the field of gene therapy that could negatively impact regulatory approval or public perception of our potential products.

        Our failure to commercialize the technology under the license agreement with the University of Delaware and Thomas Jefferson University will allow the licensor to terminate certain portions of the license which could make it more difficult to develop new products and technologies in gene editing. If our efforts in developing our gene editing technology are unsuccessful, our financial condition and results of operations could be significantly harmed.

  Our efforts in researching and developing a broad range of new potential products and technologies may divert available capital or management's attention from other portions of our business and could adversely affect our financial position.

        The development of pharmaceutical products and technologies is expensive and time-consuming. Most of our efforts in the research and development of pharmaceutical products has been in the oncology industry in general and paclitaxel in particular. However, we are currently in the process of targeting new products and technologies including gene editing and targeted oncology, both of which are broad technology platforms. Our ability to develop any of these new products and technologies will depend on our access to available capital to fund related research and development, marketing and manufacturing activities. If we are unable to adequately fund research and development, marketing or manufacturing activities related to products and technologies, our ability to establish new products and technologies could be severely limited. In addition, our ability to develop new products and technologies will depend on our management's ability to focus sufficient time and efforts to these projects. If management's attention is diverted from the paciltaxel business or focused on any particular product to the exclusion of other potentially promising products, our ability to maintain our existing business, develop new products, increase our revenues and achieve profitability may be adversely affected. These new products and technologies also may require new, experienced personnel and our ability to find adequate staff to develop these products and technologies is uncertain. In addition, even if we are able to develop new products and technologies, we will likely need to find third-party strategic partners and/or contractors to manufacture, market and sell any such products and technologies. Our ability to develop profitable products and technologies is uncertain and will depend on our management's ability to devote sufficient attention to this process, including negotiating acceptable terms with third-party partners and contractors and managing and controlling outsourcing arrangements.

  Technological change may make our potential products and technologies less attractive or obsolete.

        Gene editing and the development of targeted oncology products are new and rapidly evolving technologies and are expected to continue to undergo significant and rapid technological change. Rapid technological development could result in our actual and proposed technologies, products or processes becoming less attractive or obsolete.

  Adverse events in the field of gene editing may negatively impact regulatory approval or public perception of our potential products and technologies.

        The commercial success of our potential products and technologies will depend in part on public acceptance of the use of gene editing for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene editing is unsafe, and consequently our products may not gain the acceptance of the public or the medical community. Negative public reaction in general could result in greater government regulation and stricter labeling requirements of gene editing products, including any of our products, and could cause a decrease in the demand for any products we may develop.

        Deaths and other potential serious adverse events in the field of gene editing, as well as any potential adverse events from other types of drug development clinical trials, may occur and could both adversely affect public perceptions of gene editing and result in greater governmental regulation of our potential products and potential regulatory delays relating to the testing or approval of our potential products.

  Testing of our potential products and technologies relies heavily on the voluntary participation of patients in our clinical trials, which is not within our control, and could substantially delay or prevent us from completing development of such products and technologies.

        The developmental progress of our potential products and technologies is dependent upon collection of sufficient amounts of data from human clinical trials to demonstrate safe and effective results. This data can only be collected by testing our development products on patients in these trials. We may experience difficulties in enrolling patients in our clinical trials. Any delay or failure to recruit sufficient numbers of patients to satisfy the level of data required to be collected under our clinical trial protocols could delay or prevent us from developing any products and technologies we may target.

  Our potential products and technologies must undergo rigorous clinical testing and regulatory approvals, which could substantially delay or prevent us from marketing any products.

        The clinical trial progress is complex, uncertain and expensive. Positive results from preclinical studies and early clinical trials do not ensure positive results in clinical trials designed to permit application for regulatory approval. Prior to marketing in the United States, any product developed by us must undergo rigorous preclinical testing and clinical trials as well as an extensive regulatory approval process implemented by the FDA. The FDA approval process is typically lengthy and expensive, and approval is never certain. Because of the risks and uncertainties in biopharmaceutical development, our oncology and gene editing products and technologies could take a significantly longer time to gain regulatory approval than we expect or may never gain FDA approval. If we do not receive these necessary approvals from the FDA, we will not be able to generate substantial revenues and will not become profitable. We may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include:

  •
  gene editing is a new, largely unproven, and rapidly evolving technology;

  •
  to date, there has been only limited research and development in gene editing technologies, which may cause clinical trials to proceed more slowly than clinical trials involving traditional drugs;

  •
  FDA approval, which may be withheld, is required to begin clinical trials of our potential products and technologies;

  •
  we must demonstrate through clinical trials that a proposed product or technology is safe and effective for its intended use;

  •
  we are not aware of any gene editing products that have obtained marketing approval from the FDA;

  •
  the regulatory requirements governing gene editing technologies are uncertain and are subject to change;

  •
  none of our proposed products or technologies have yet been involved in clinical tests designed to measure their safety or effectiveness in humans; and

  •
  data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals.

        Our clinical trials may not demonstrate the safety and efficacy of our potential products, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential product that causes the problem. After a successful clinical trial, we cannot market products in the United States until we receive regulatory approval. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties and other actions that would seriously impair our ability to conduct our business. Even if we are able to gain regulatory approval of our products after successful clinical trials and then commercialize and sell those products, we may be unable to manufacture enough products to maintain our business, which could have a negative impact on our financial condition. Even if regulatory approval is granted for a product, this approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials.

  Our gene editing and oncology technologies are still new and developing; very little clinical data results exist and new information may arise which may cause us delays in designing our protocols, submitting applications that satisfy all necessary regulatory review requirements, and ultimately completing the clinical trials of our products.

        Clinical trials are governed by regulations enforced by the FDA. Our technologies are new, and we have limited historical data from preclinical studies or clinical trials that are often necessary to satisfy the FDA's regulatory review process. In addition, as new information about each technology becomes available, it may change perceptions of previously accepted data, which could require additional periods of time to review and interpret these data. Consequently, we may encounter deficiencies in the design or application stages while developing our clinical trial studies, or in the subsequent implementation stages of such studies, which could cause us or the FDA to delay, suspend or terminate our trials at any time. Potential problems we may encounter in the implementation stages of our studies include the chance that we may not be able to conduct clinical trials at preferred sites, obtain sufficient test subjects or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or conduct of the investigation.

  We may not be successful in obtaining required foreign regulatory approvals, which would prevent us from marketing our products internationally.

        We cannot be certain that we will obtain any regulatory approvals for our potential products and technologies in other countries. In order to market our products outside of the United States, we also must comply with numerous and varying foreign regulatory requirements implemented by foreign regulatory authorities governing the conduct of clinical trials, product licensing, pricing and reimbursement. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval and approval by the FDA does not ensure approval by the health authorities of any other country. The process of obtaining foreign regulatory approvals can be lengthy and require the expenditure of substantial capital and resources. We may not be successful in obtaining the necessary approvals. Any delay or failure to demonstrate the safety and effectiveness of a pharmaceutical product candidate under development and obtain foreign regulatory approval could have a material adverse effect on our business.

  We have no experience in manufacturing our potential therapeutic products, which raises uncertainty about our ability to manufacture our potential products cost-effectively.

        Even if we are able to develop our potential products and obtain necessary regulatory approvals, we have no experience in manufacturing any of our proposed products on a commercial basis. If we are unable to manufacture our products in a cost-effective manner, we are not likely to become profitable. We have not received a license from the FDA for any necessary manufacturing facilities, and cannot apply for one until we submit a new potential product for commercial approval. Even if we do receive a manufacturing license, we may fail to maintain adequate compliance with the FDA's regulations concerning current good manufacturing practices, in which case the license, and our authorization to manufacture the product, would be revoked. Although we may be able find third-party manufacturers with experience and the proper licensing requirements from the FDA, we may not be able to negotiate favorable terms regarding costs or a long-term commitment to manufacture our products.

  We have no experience in marketing or selling our potential therapeutic products and technologies, which raises uncertainty about our ability to commercialize our potential therapeutic products cost-effectively

        Even if we are able to develop our potential therapeutic products and technologies and obtain necessary regulatory approvals, we have no experience in marketing or selling any of our proposed products. We do not anticipate establishing our own sales and marketing capabilities for any potential therapeutic products in the foreseeable future. We may not be able to develop adequate marketing capabilities for our potential therapeutic products either on our own or through other third parties. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize and our ability to generate revenues will be harmed.

  We may be required to obtain rights to proprietary technologies to further develop our business, which may not be available or may be costly.

        Both our gene editing and targeted oncology programs may require the use of multiple products or technologies proprietary to other parties. Third party suppliers may not be able to furnish us with a supply of these products sufficient to satisfy our requirements. In addition, we may be required to obtain licenses to these gene sequences or proteins or other technology in order to manufacture, test, use or market our products. We may not be able to obtain additional licenses we may need in the future on terms acceptable to us. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. In connection with our efforts to obtain rights to these proprietary technologies, we may find it necessary to convey rights to our technology to others. Some of our products may require the use of multiple proprietary technologies. Consequently, we may be required to make cumulative royalty payments to several third parties. These cumulative royalties could become commercially prohibitive. We may not be able to successfully negotiate the amounts of these royalties on terms acceptable to us.

        Any such licenses may obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and/or to pay royalties. Our inability or failure to meet any such diligence requirements or make any required payments would likely result in a reversion to the licensor of the rights granted which could materially and adversely affect our ability to develop and market products based on our licensed technologies.

  Our use of hazardous materials exposes us to the risk of material environmental liabilities, and we may incur substantial additional costs to comply with environmental laws in connection with the operation of our research and manufacturing facilities.

        Because we may use radioactive materials and other hazardous or biohazardous substances in our research and development and manufacturing operations, we are potentially subject to material liabilities related to personal injuries or property damages that may be caused by the spread of radioactive contamination or by other hazardous substance releases or exposures at, or from, our facilities. Decontamination costs associated with radioactivity releases, other clean-up costs, and related damages or liabilities could be significant and could harm our business. The cost of this liability could exceed our resources.

        We are required to comply with increasingly stringent laws and regulations governing environmental protection and workplace safety, including requirements governing the handling, storage and disposal of radioactive and other hazardous substances and wastes, and laboratory operating and safety procedures. These laws and regulations can impose substantial fines and criminal sanctions for violations. Maintaining compliance with these laws and regulations with regard to our operations could require substantial additional capital. These costs could decrease our ability to conduct manufacturing operations in a cost-effective manner.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these forward-looking statements by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" and other similar words and expressions. Specifically, this prospectus contains forward-looking statements regarding matters including:

  •
  our efforts to develop a semisynthetic process for the production of paclitaxel;

  •
  our ability to participate significantly in the paclitaxel market;

  •
  our ability to consummate the sale of our paclitaxel business to Faulding;

  •
  our intention to seek regulatory approvals in Europe for the marketing of paclitaxel;

  •
  the ability of our gene editing and oncology technologies to contribute to the prevention or treatment of diseases in various organisms;

  •
  our intention to devote attention and resources to the development of our gene editing and oncology technologies for the foreseeable future;

  •
  the potential of certain of our compounds to act as anti-cancer agents, to function by novel mechanisms and to succeed as new chemotherapeutics;

  •
  our ability to continue to sell paclitaxel in foreign markets;

  •
  our intention to obtain increased product liability insurance coverage; and

  •
  other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

        Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the risk factors described on pages 3 through 23 of this prospectus. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, except to the extent required by law.

USE OF PROCEEDS

        Each time we issue our offered securities covered by this registration statement, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our offered securities to fund working capital and capital expenditures. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, interest bearing securities.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

Common Stock

        Summary.    This description of our common stock is a summary. Our certificate of incorporation and our bylaws, and not this summary, defines any rights you may acquire as a stockholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        Subject to any preferential rights of any preferred stock created by our board of directors, as a holder of our common stock you are entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of common stock possess exclusive voting rights, except as set forth below or to the extent our board of directors specifies voting power for any preferred stock that, in the future, may be issued.

        As a holder of our common stock, you are entitled to one vote for each share of common stock. In the event of our liquidation, dissolution or winding-up, you will be entitled to receive any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NPRO".

        Other Provisions of the Certificate of Incorporation and Bylaws.    In addition, our certificate of incorporation may have anti-takeover effects. Our certificate of incorporation and bylaws provide that, among other things, the board of directors will be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Stockholders may take action only at a stockholders' meeting and not by written consent. Certain provisions of our certificate of incorporation and bylaws, including the provisions providing for a classified board of directors, may not be amended without the vote of at least 80% of the voting power of all of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide, among other things, that stockholders wishing to nominate a director at an annual meeting or at a special meeting called for the purpose of electing directors must comply with strict advance written notice provisions. Our bylaws also provide that special meetings of stockholders may be called only by the chairman of our board of directors, or certain of our officers, or by resolution of our directors.

        Stockholder Rights Plan.    In November 1996, we adopted a Stockholder Rights Plan and distributed a dividend of one Right to purchase one one-hundredth of a share of a new series of junior participating preferred stock, Series B, for each share of common stock. The Stockholder Rights Plan was amended and restated in September 2001. The objective of the Stockholder Rights Plan is to secure for stockholders the long term value of their investment and to protect stockholders from coercive takeover attempts by strongly encouraging anyone seeking to acquire us to negotiate with our Board of Directors. The adoption of the Stockholder Rights Plan was not in response to any hostile takeover proposal.

        The Rights trade with common stock as a unit unless the Rights become exercisable upon the occurrence of certain triggering events relating to the acquisition of 20% or more of common stock. In certain events after the Rights become exercisable they will entitle each holder, other than the acquirer, to purchase, at the Rights' then current exercise price (currently set at $60), a number of shares of common stock having market value of twice the Right's exercise price or a number of the acquiring company's common shares having a market value at the time of twice the Rights' exercise price. For example, in the event of an acquisition of greater than 20% of our stock without approval of our Board of Directors, our stockholders (other than the 20% acquirer) would have the right to purchase $120 worth of stock for $60. A stockholder would have one such right for each share of stock held at the time the rights become exercisable.

        We may amend the Rights, except in certain limited respects or redeem the Rights at $0.01 per Right, in each case at any time prior to the Rights becoming exercisable. The Rights will expire on November 8, 2006.

        Effect of Delaware Anti-takeover Statute.    We have not opted out of the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits, in certain circumstances, a business combination between the corporation and an interested shareholder for a period of three years following the time that such shareholder became an interested shareholder. An "interested shareholder" is (i) a person who, directly or indirectly, owns 15% or more of the outstanding voting stock or (ii) a person who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period, and the affiliates and associates of such person. A business combination includes (i) a merger or consolidation of the corporation with or caused by an interested shareholder, (ii) a sale or other disposition of assets having an aggregate market value equal to 10% or more of (a) the aggregate market value of the consolidated assets of the corporation or (b) the aggregate market value of the outstanding stock of the corporation and (iii) certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation.

        This provision does not apply if: (i) the business combination or the transaction that resulted in the shareholder becoming an interested shareholder is approved by the corporation's board of directors prior to the time the interested shareholder acquired the 15% interest; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by persons who are directors and also officers and by certain employee stock plans); (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq, or held of record by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or from a transaction in which a person becomes an interested shareholder; (v) the corporation effectively elects not to be governed by this provision; or (vi) in certain other limited circumstances. We have not taken action to elect not to be governed by this provision.

Preferred Stock

        We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering of any such offered securities.

        We will fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of any series of preferred stock through a certificate of designation adopted by our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are redeemable, convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The redemption, conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you may receive as a holder of preferred stock would be converted or exchanged or redeemed.

DILUTION

        Our net tangible book value at July 2, 2003 was $1,183,000, or $0.04 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of outstanding shares of our common stock on July 2, 2003. Assuming that we issue an aggregate of 6,500,000 shares of common stock at an assumed public offering price of $1.61 per share (the last reported sale price of our common stock on the Nasdaq SmallCap Market on August 25, 2003), with estimated net proceeds to us (after assumed commissions and expenses) of $10,370,000, our pro forma net tangible book value at July 2, 2003 would have been $11,553,000 or $0.38 per share. This represents an immediate increase in the tangible book value of $0.34 per share to our existing stockholders and an immediate dilution of $1.23 per share to new investors purchasing common stock in this offering, as illustrated in the following table:

Assumed public offering price per share(1)	$1.61
Net tangible book value per share as of July 2, 2003	$0.04
Increase per share attributable to new investors	$0.34
Pro forma net tangible book value per share after offering	$0.38
Dilution per share to new investors	$1.23

(1)
We assumed an offering price of $1.61 per share based on the last reported sale price of the common stock on the Nasdaq SmallCap Market on August 25, 2003. The assumed offering price of the common stock at the time any common stock is offered hereby may differ significantly from the offering price assumed for purposes of this prospectus.

        The computations in the table above assume no exercise of any outstanding stock options after July 2, 2003. At July 2, 2003, there were options outstanding to purchase a total of 5,774,960 shares of our common stock at a weighted average exercise price of $4.94 per share. If certain of these options are exercised, there will be further dilution to new investors.

        If the securities offered hereby are common stock, the prospectus supplement will include a revised dilution table setting forth any increase in net tangible book value to existing stockholders and any dilution to new investors based on the proposed number of shares of common stock to be offered and the public offering price at the time of such offering.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States through underwriters, dealers or agents or directly to purchasers. The prospectus supplement will set forth the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters, dealers or agents;

  •
  the purchase price;

  •
  the net proceeds to us;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  the initial public offering price;

  •
  any discounts or concessions allowed, reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the shares of offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time. If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of our securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

        We may sell the securities directly. In that event, no underwriters, dealers or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any of these sales in the prospectus supplement.

        We may have agreements with the underwriter, dealers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriter, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with us or may perform services for us in the ordinary course of their businesses.

        Underwriters, dealers and agents participating in a sale of securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

        The validity of the offered securities being offered hereby will be passed on for us by Bartlit Beck Herman Palenchar & Scott, Denver, Colorado.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the offered securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding our company and the offered securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the SEC, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our annual report on Form 10-K for the year ended December 31, 2002, as amended by a Form 10-K/A on April 30, 2003 and a Form 10-K/A on August 8, 2003;

  2.
  Our quarterly reports on Form 10-Q for the quarters ended April 2, 2003 and July 2, 2003;

  3.
  Our current reports on Form 8-K dated January 23, 2003, February 12, 2003, March 26, 2003, April 9, 2003, May 15, 2003, August 7, 2003 and August 26, 2003;

  4.
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 13, 1994; and

  5.
  The description of our preferred stock purchase rights set forth in our registration statement on Form 8-A, filed with the SEC on November 29, 1996, as amended by Form 8-A12G/A filed with the SEC on October 23, 2001.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to NaPro BioTherapeutics, Inc., Attention: Chief Financial Officer, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301, telephone: (303) 516-8500.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the offered securities being registered. All the amounts shown are estimates, except for the registration fee. These expenses will be borne by the registrant.

SEC registration fee	$1,306
Accounting fees and expenses	$10,000
Legal fees and expenses	$60,000
Printing and engraving	$5,000
Miscellaneous expenses	$18,694
Total	$95,000

Item 15. Indemnification of Officers and Directors.

        Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

        Section 145 of the Delaware General Corporation Law permits Delaware corporations to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Certificate of Incorporation and the Bylaws of the registrant provide for indemnification to the fullest extent permitted by applicable law. The Certificate of Incorporation limits the liability of the registrant's directors for monetary damages for breaches of the directors' fiduciary duty of care. In addition, the Certificate of Incorporation requires the registrant to indemnify its directors, officers, employees and agents serving at the registrant's request against expenses, judgment (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the registrant's interests. The Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents of the registrant. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which the registrant has agreed to indemnify and hold harmless each director and executive officer to the fullest extent permitted by applicable law. Pursuant to the indemnification agreements, the registrant will pay an advance to indemnitees for expenses related to certain claims pending a final disposition of such claims. The registrant also maintains an officers and directors liability insurance policy.

        The foregoing may reduce the likelihood of a derivative litigation against the registrant's directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the registrant and its stockholders.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   Exhibits

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended August 2, 1996(1).
4.2	Certificate of Amendment dated September 21, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant(2).
4.3	Certificate of Amendment dated October 31, 2000 to the Amended and Restated Certificate of Incorporation of the Registrant(3).
4.4	Certificate of Designation for Series B Junior Participating Preferred Stock(4).
4.5	Amended and Restated Bylaws of the Registrant(5).
4.6	Specimen Common Stock Certificate(6).
4.7	Amended and Restated Rights Agreement, dated September 25, 2001, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent(7).
4.8	Specimen Preferred Stock Certificate(8).
4.9	Certificate of Amendment dated March 3, 2003 to the Amended and Restated Certificate of Incorporation of the Company(9).
4.10	Certificate of Elimination of Convertible Preferred Stock, Series A
4.11	Certificate of Elimination of Series C Senior Convertible Preferred Stock
4.12	Certificate of Increase of Series B Junior Participating Preferred Stock
5.1	Opinion of Bartlit Beck Herman Palenchar & Scott.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1).
24.1	Power of Attorney.*

*
Previously filed.

(1)
Incorporated herein by reference from our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1996. (File No. 0-24320).

(2)
Incorporated herein by reference from our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1998. (File No. 0-24320).

(3)
Incorporated herein by reference from our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2000. (File No. 0-24320).

(4)
Incorporated herein by reference from our Current Report on Form 8-K, dated November 8, 1996 (File No. 0-24320).

(5)
Incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2000. (File No. 0-24320).

(6)
Incorporated herein by reference from our Registration Statement on Form S-1, filed with the SEC on July 24, 1994 (File No. 33-78016).

(7)
Incorporated herein by reference from our Registration Statement on Form 8-A12G/A filed with the SEC on October 23, 2001. (File No. 0-24320).

(8)
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

(9)
Incorporated herein by reference from our Form 10-K/A for the year ended December 31, 2002 filed on August 8, 2003. (File No. 0-24320).

Item 17. Undertakings

        (a)   Rule 415 Offering:

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Filings Incorporating Subsequent Exchange Act Documents by Reference:

        The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Acceleration of Effectiveness:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person, if any, of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i)    Rule 430A Offering:

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on August 26, 2003.

NAPRO BIOTHERAPEUTICS, INC.
By:	/s/ GORDON H. LINK, JR. Gordon H. Link, Jr. Senior Vice President, Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard P. Shaykin	Chairman of the Board Chief Executive Officer Director	August 26, 2003
Sterling K. Ainsworth, Ph.D.	Vice Chairman, President Chief Scientific Officer Director
* Patricia A. Pilia, Ph.D.	Executive Vice President Director	August 26, 2003
/s/ GORDON H. LINK, JR. Gordon H. Link, Jr.	Senior Vice President Chief Financial Officer (Principal Financial Officer)	August 26, 2003
* Roger Newberry	Acting Controller (Principal Accounting Officer)	August 26, 2003
* Edward L. Erickson	Director	August 26, 2003
* George Gould, Esq.	Director	August 26, 2003
* Arthur Hull Hayes, Jr., M.D.	Director	August 26, 2003
* Marc J. Ostro, Ph.D.	Director	August 26, 2003

* The Honorable Richard N. Perle	Director	August 26, 2003
* Robert E. Pollack, Ph.D.	Director	August 26, 2003
*By:	/s/ GORDON H. LINK, JR. Gordon H. Link, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended August 2, 1996(1).
4.2	Certificate of Amendment dated September 21, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant(2).
4.3	Certificate of Amendment dated October 31, 2000 to the Amended and Restated Certificate of Incorporation of the Registrant(3).
4.4	Certificate of Designation for Series B Junior Participating Preferred Stock(4).
4.5	Amended and Restated Bylaws of the Registrant(5).
4.6	Specimen Common Stock Certificate(6).
4.7	Amended and Restated Rights Agreement, dated September 25, 2001, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent(7).
4.8	Specimen Preferred Stock Certificate(8).
4.9	Certificate of Amendment dated March 3, 2003 to the Amended and Restated Certificate of Incorporation of the Company(9).
4.10	Certificate of Elimination Preferred Stock, Series A
4.11	Certificate of Elimination of Series C Senior Convertible Preferred Stock
4.12	Certificate of Increase of Series B Junior Participating Preferred Stock
5.1	Opinion of Bartlit Beck Herman Palenchar & Scott.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1).
24.1	Power of Attorney.*

*
Previously filed.

(1)
Incorporated herein by reference from our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1996. (File No. 0-24320).

(2)
Incorporated herein by reference from our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1998. (File No. 0-24320).

(3)
Incorporated herein by reference from our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2000. (File No. 0-24320).

(4)
Incorporated herein by reference from our Current Report on Form 8-K, dated November 8, 1996 (File No. 0-24320).

(5)
Incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2000. (File No. 0-24320).

(6)
Incorporated herein by reference from our Registration Statement on Form S-1, filed with the SEC on July 24, 1994 (File No. 33-78016).

(7)
Incorporated herein by reference from our Registration Statement on Form 8-A12G/A filed with the SEC on October 23, 2001. (File No. 0-24320).

(8)
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

(9)
Incorporated herein by reference from our Form 10-K/A for the year ended December 31, 2002 filed on August 8, 2003. (File No. 0-24320).